Exhibit 10.8

PELOTON INTERACTIVE, INC.

SEVERANCE AND CHANGE IN CONTROL PLAN

SECTION 1

PURPOSE

The Board of Peloton Interactive, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), considers it in the best interests of the stockholders of the Company to reinforce the continued attention and dedication of certain key employees of the Company to their duties of employment without personal distraction or conflict of interest, including as a result of the possibility or occurrence of a change in control of the Company. Accordingly, the Company will provide designated individuals with rights to receive severance payments and other benefits upon a Covered Termination pursuant to this Severance and Change in Control Plan (this “Plan”), as set forth below.

SECTION 2

ELIGIBILITY

2.1.    Eligibility for Participation. The Board may select from among Eligible Employees to participate in the Plan. Each such individual will become a Participant upon his or her execution and delivery to the Company of an acknowledgement of participation in the form attached hereto, as Exhibit A (as such form may be amended or modified by the Board, a “Participation Agreement”).

2.2.    Termination of Participation. An individual shall cease to be a Participant on the date that such individual terminates service with the Company or otherwise ceases to qualify as an Eligible Employee for any reason, in each case other than in connection with a Covered Termination.

SECTION 3

SEVERANCE PAYMENTS AND BENEFITS

3.1.    Covered Termination outside the Change in Control Period. If any Participant experiences a Covered Termination other than during a Change in Control Period, the Participant shall be entitled to receive his or her Accrued Benefits and, subject to the requirements of Section 3.3, the following payments and benefits:

(a)    Cash Severance. An amount equal to the sum of (i) the product of (A) the Participant’s Severance Multiplier multiplied by (B) the Participant’s Base Salary, (ii) any annual bonus that has been earned for the Company’s prior fiscal year, but not yet paid, and (iii) the product of (A) the Participant’s target annual cash bonus (assuming achievement of performance goals at 100% of target) for the fiscal year in which the Covered Termination occurs multiplied by (B) a fraction, the numerator of which is the number of days in the calendar year of the Covered Termination during which the Participant was employed by the Company and the denominator of which is 365. The foregoing amounts shall be payable in a cash-lump sum, provided that the amounts set forth in clause (i) shall be payable in 12 monthly installments, in each case, less applicable withholding, to be paid or commence payment as soon as administratively practicable following the date the Release (defined below) is not subject to revocation, and in any event, within 60 days following the date of the Covered Termination

(b)    Continued Healthcare Coverage. If the Participant elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall continue the Participant’s coverage and directly pay, or reimburse the Participant for, the premium for the Participant and the Participant’s covered dependents through the earlier of (i) the number of months following the Participant’s Covered Termination equal to the Participant’s COBRA Severance Period and (ii) the date that the Participant and the Participant’s covered dependents become eligible for coverage under another employer’s plans (the “Continuation Period”); provided, that as soon as administratively practicable following the date the Release becomes effective, the Company shall pay to the Participant a cash lump-sum payment equal to the monthly premiums that would have been paid on behalf of the Participant had such payments commenced on the date of the Covered Termination. Notwithstanding the foregoing, the Company may elect at any time during the Continuation Period that, in lieu of paying or reimbursing the premiums, the Company shall instead provide the Participant with a monthly cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 3.1(b), less applicable tax withholdings.

(c)    Equity Awards. Each outstanding and unvested Equity Award held by the Participant shall automatically become vested, and if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall lapse (i) with respect to the number of shares as would have been vested if the Participant had completed an additional twelve months of service for Tier 1 Participants and (ii) with respect to such number of shares as would have become vested if the Participant had completed an additional six months of service for Tier 2 Participants (with a minimum of six months of vesting if the Tier 2 Participant would otherwise receive no vesting as a result of a vesting cliff); provided that in each case any performance-based vesting criteria shall be treated in accordance with the applicable award agreement or other applicable equity incentive plan governing the terms of such equity award. Each stock option held by the Participant shall remain exercisable until the earlier of the original expiration date for such stock option as set forth in the applicable award agreement or the 12-month anniversary of the Participant’s Covered Termination, and shall otherwise remain subject to the terms and conditions of the applicable award agreement.

3.2.    Covered Termination within the Change in Control Period. If any Participant experiences a Covered Termination during a Change in Control Period, then in lieu of the payments provided in Section 3.1 hereof, the Participant shall be entitled to receive his or her Accrued Benefits and, subject to the requirements of Section 3.3, the following payments and benefits:

(a)    Cash Severance. An amount equal to the sum of (i) the product of (A) the Participant’s CIC Severance Multiplier multiplied by (B) the Participant’s Base Salary, (ii) any annual bonus that has been earned for the Company’s prior fiscal year, but not yet paid, and (iii) the Participant’s target annual cash bonus (assuming achievement of performance goals at 100% of target) for the fiscal year in which the Covered Termination occurs; provided that in clauses (i) and (iii), such amounts shall be calculated at the rate equal to the higher of (x) the rate in effect immediately prior to the Participant’s Covered Termination and (y) the rate in effect immediately prior to the Change in Control. The foregoing amounts shall be payable in a cash lump-sum, less applicable withholdings, as soon as administratively practicable following the date the Release becomes effective and in any event, within 60 days following the date of the Covered Termination.

(b)    Continued Healthcare Coverage. If the Participant elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall continue a Participant’s benefit plan coverage and directly pay, or reimburse the Participant for, the premium for the Participant and the Participant’s covered dependents through the earlier of (i) the number of months following the Participant’s Covered Termination, equal to the Participant’s CIC COBRA Period and (ii) the date that the Participant and the Participant’s covered dependents become eligible for coverage under another employer’s plans (the “CIC Continuation Period”); provided that as soon as administratively practicable following the date the Release becomes effective, the Company shall pay to the Participant a cash lump-sum payment equal to the monthly premiums that would have been paid on behalf of the Participant had such payments commenced on the date of the Covered Termination. Notwithstanding the foregoing, the Company may elect at any time during the CIC Continuation Period that, in lieu of paying or reimbursing the premiums, the Company shall instead provide the Participant with a monthly cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 3.1(b), less applicable tax withholdings.

(c)    Equity Awards. Each outstanding and unvested Equity Award held by the Participant shall automatically become vested, and if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall lapse, in each case with respect to (i) 100% of the shares underlying his or her outstanding Equity Awards as of the date of the Covered Termination for Tier 1 Participant and (ii) 50% of the shares underlying his or her outstanding Equity Awards as of the date of the Covered Termination for Tier 2 Participants; provided that any, in either case, performance-based vesting criteria shall be treated in accordance with the applicable award agreement or other applicable equity incentive plan governing the terms of such equity award. Each stock option held by the Participant shall remain exercisable until the earlier of the original expiration date for such stock option as set forth in the applicable award agreement or the 12-month anniversary of the Participant’s Covered Termination, and shall otherwise remain subject to the terms and conditions of the applicable award agreement. Any award that is not assumed or substituted for following a Change in Control shall accelerate in full.

3.3.    Release. No Participant will be eligible for the severance payment and benefits described in Section 3.1 or Section 3.2, as applicable, unless the Participant has executed a general release of all claims that the Participant may have against the Company (or its successor) or entities or persons affiliated with the Company (or its successor), in the form prescribed and to be provided to the Participant by the Company (or its successor) (the “Release”), and such Release becomes effective on or before the 60th day following date of the Covered Termination. If the Participant fails to return the Release on or before such deadline, or if the Participant revokes the Release, then the Participant will not be entitled to any severance payments or benefits described in Section 3.1 or Section 3.2, as applicable.

3.4.    Section 280G; Limitation on Payments. Notwithstanding anything in this Plan to the contrary, if any payment or distribution to a Participant pursuant to this Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (A) delivered in full or (B) delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the Change in Control, or such other person or entity as determined in good faith by the Company, shall perform the foregoing calculations and the Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made pursuant to this Section 3.4 shall be final, binding and conclusive upon all parties. Any reduction in payments and/or benefits pursuant to the foregoing shall be made in accordance with Section 409A of the Code in the following order (1) Payments that do not constitute “nonqualified compensation” subject to Section 409A of the Code shall be reduced first; and (2) all other Payments shall then be reduced as follows: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options, if any; (c) cancellation of accelerated vesting of stock options, and (d) reduction of other benefits payable to the Participant.

SECTION 4

ADMINISTRATION

4.1    Administration; Duties and Powers of the Committee. The Compensation Committee of the Board of Directors (the “Committee”) shall have the duties, power and authority to conduct the general administration of the Plan in accordance with its provisions and shall have the power to:

(a)    determine which Eligible Employee shall be selected as Participants;

(b)    make any determinations concerning the Plan, including whether any individual is an Eligible Employee and whether a Covered Termination or other termination of service has occurred;

(c)    construe and interpret this Plan, any Participation Agreement and any other agreement or document executed pursuant to this Plan;

(d)    subject to any limitations under the Plan or applicable laws, prescribe, amend and rescind rules and regulations as it shall deem necessary for the efficient administration of the Plan; and

(e)    make all other decisions and determinations (including factual determinations) as the Board may deem necessary or advisable in carrying out its duties and responsibilities or exercising its powers.

4.2    Delegation of Authority. The Committee may from time to time delegate to a committee of one or more members of the Committee the authority to take any actions pursuant to Section 4.1. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies and the time of such delegation, and the Committee may, at any time rescind the authority so delegated or appoint a new delegate. In its sole discretion, the Board of Directors of the Company may, at any time and from time to time, exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under applicable securities laws and exchange listing rules are required to be determined in the sole discretion of the Committee. Any references in this Plan to the Committee shall be construed as a reference to the committee to which the Committee has delegated such authority, if any.

4.3    Decisions Binding. Any determination made by the Committee with respect to this Plan or any Participation Agreement shall be final, binding and conclusive on all parties.

SECTION 5

TERM; AMENDMENT; TERMINATION

The initial term of this Plan shall be for a period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date, and shall thereafter automatically renew for successive four-year periods, unless earlier terminated in accordance with this section. The Plan may otherwise be amended, modified, suspended or earlier terminated by the Committee, in its sole discretion. Notwithstanding anything herein to the contrary, in no event shall any amendment, modification, suspension or termination adversely affect the rights of any Participant who is then receiving or entitled to receive payments or benefits under the Plan, without the prior written consent of such Participant.

SECTION 6

COVENANTS

6.1.    Non-Competition. As a condition of participation in this Plan, each Participant shall have agreed, in addition to any non-competition obligation in existence in any other agreement with the Company (including any offer letter, employment agreement or proprietary information or confidentiality agreement), that during the period of the Participant’s service and for a period of 12-months following the Participant’s termination of service with the Company for any reason, to the extent permitted by applicable law, the Participant shall not in any capacity, whether directly or indirectly, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity that competes with the Company.

6.2.    Non-Solicitation. As a condition of participation in this Plan, each Participant shall have agreed, in addition to any non-solicitation obligation in existence in any other agreement with the Company (including any offer letter, employment agreement or proprietary information or confidentiality agreement), that during the 12-month period following the Participant’s termination of service with the Company for any reason, the Participant shall not in any capacity, whether directly or indirectly, solicit or attempt to solicit away from the Company any of its officers or employees; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 6.2.

6.3.    Cooperation and Non-Disparagement. For the period commencing on the effective date of his or her Covered Termination and ending on the six-month anniversary of such date, each Participant shall cooperate with the Company and use his or her best efforts to assist the Company with the transition of his or duties to a successor. The Participant shall further agree to not to disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees at any time during or following his or her termination of service. Nothing in this Section 6.3 shall have application to any evidence or testimony required by any court, arbitrator or government agency.

SECTION 7

SUCCESSORS; ASSIGNMENT

7.1    Successors. The Company shall require any successor (whether pursuant to a Change in Control, direct or indirect, and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform in the absence of such a succession of the Company.

7.2    Assignment by Participants. This Plan and the rights of each Participant hereunder shall inure to the benefit of, and be enforceable by, each Participant and the Company, and their respective successors, assigns, heirs, executors and administrators; provided, however, that a Participant may not assign any of his or her duties hereunder and may not assign any of his or her rights hereunder without the express written consent of the Company. If a Participant should die while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of Plan to the Participant’s estate.

SECTION 8

MISCELLANEOUS PROVISIONS

8.1    Section 409A.

(a)    Separation from Service; Installments. For purposes of this Plan, no payment will be made to any Participant upon termination of the Participant’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. It is intended that the right of any Participant to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A of the Code. It is further intended that all payments and benefits hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and are otherwise exempt from or comply with Section 409A of the Code. Accordingly, to the maximum extent permitted, this Plan shall be interpreted in accordance with that intent. To the extent necessary to comply with Section 409A of the Code, if the designated payment period for any payment under this Plan begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year.

(b)    Specified Employee. For purposes of Section 409A of the Code, if the Company determines that a Participant is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of his or her separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which the Participant is entitled pursuant to this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion shall not be provided to the Participant until the earlier (i) the expiration of the six-month period measured from the Participant’s separation from service or (ii) the date of the Participant’s death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall paid in a lump-sum to the Participant and any remaining payments due pursuant to the Plan shall be paid as otherwise provided herein.

8.2    Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect such federal, state, local foreign or other taxes or charges as are required to be withheld pursuant to any applicable law or regulation.

8.3    Source of Payments. All payments provided under this Plan shall be paid in cash from the general funds of the Company, and no special or separate fund or other segregation of assets shall be required to be made to assure payment. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.

8.4    Dispute Resolution. To ensure efficient and economical resolution of any and all disputes that might arise in connection with this Plan, all such disputes shall be settled by arbitration conducted before one arbitrator sitting in the State of New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based and such determination shall be final and binding on the parties. The Company shall pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration; provided that the Participant may voluntarily pay up to one-half of the costs and fees, or if the Company is successful in any legal or equitable action against the Participant, the Company shall be entitled to seek reimbursement from the Participant of up to one-half of the arbitration fees.

8.5    Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party. In the case of the Company, mailed notices shall be addressed to its corporate headquarters and directed to the attention of Chief Executive Officer. In the case of any Participant, mailed notices shall be addressed to the Participant at the Participant’s home address that the Company has on file for the Participant.

8.6    Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

8.7    At-Will Employment. Nothing in this Plan or any Participation Agreement shall confer upon any Participant any right to employment or continuation of employment. The Company and each Participant shall each have reserved the right terminate employment of the Participant at any time and for any reason, with or without cause or prior notice.

8.8    Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of New York (without regard to choice-of-law provisions).

8.9    Waiver. No waiver by the Board or any Participant at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of any other provision at that time, or of the same or any other provision at any prior or subsequent time.

SECTION 9

DEFINITIONS

Capitalized terms not otherwise defined in the Plan shall have the meanings set forth below:

9.1    “Accrued Benefits” means the Participant’s accrued but unpaid base salary or wages, accrued vacation pay, unreimbursed business expenses for which proper documentation is provided, and other vested amounts and benefits earned by (but not yet paid to) or owed to the Participant under any applicable employee benefit plan of the Company through and including the date of the Covered Termination.

9.2    “Base Salary” means the Participant’s annual base salary in effect on the date of the Participant’s Covered Termination.

9.3     “Cause” means the Participant (i) has been convicted of, or has pleaded guilty or nolo contendere to, any felony or crime involving moral turpitude, (ii) has engaged in a willful act of misconduct, or committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company, (iii) other than in the case of a termination of employment during the Change in Control Period, has materially failed or refused to satisfactorily perform the material duties lawfully and reasonably assigned to the Participant or has performed such material duties with gross negligence; (iv) has breached any material term or condition of his or her employment agreement, or Employment, Confidential Information and Intellectual Property Assignment Agreement with the Company or any other material agreement with the Company or (v) acted in willful violation or disregard of any written Company policy or practice, including a code of conduct, which results in material loss, damage or injury to the Company; in each case provided that any of the foregoing may be cured, if curable, within 30 days’ notice from the Company.

9.4    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

9.5    “Code” means the Internal Revenue Code of 1986, as amended.

9.6    “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; provided that the event also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).

9.7    “Change in Control Period” means the period commencing on the effective date of a Change in Control and ending 12 months following a Change in Control.

9.8    “CIC Severance Multiplier” means 1.5 times Participant’s Base Salary for Tier 1 Participants and 1 times the Participant’s Base Salary for Tier 2 Participants.

9.9    “CIC COBRA Severance Period” means 18 months for Tier 1 Participants and 12 months for Tier 2 Participants.

9.10    “COBRA Severance Period” means 12 months for Tier 1 Participants and Tier 2 Participants.

9.11    “Covered Termination” means (a) the termination of a Participant’s employment by the Company or any subsidiary, as applicable, without Cause, or (b) the Participant’s termination of his or her employment with the Company or any subsidiary, as applicable, for Good Reason. A Covered Termination shall not include a termination of any Participant’s employment by reason of the Participant’s death or disability, the termination of a Participant’s employment for Cause or the Participant’s termination of his or her employment without Good Reason.

9.12    “Eligible Employee” means an individual who is employed by the Company or any of its subsidiaries, unless such individual is party to an individual agreement with the Company that provides for severance upon a qualifying termination of employment.

9.13    “Effective Date” means the date on which is Plan is adopted and approved by the Committee or otherwise specified by the Committee.

9.14    “Equity Award” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Participant, including but not limited to restricted stock, restricted stock units and stock appreciation rights.

9.15    “Good Reason” means a cessation of the Participant’s employment as a result of the Participant’s resignation within 12 months after the occurrence of one or more of the following without the Participant’s consent: (i) a reduction of more than 10% in Participant’s base salary as an employee of the Company, except to the extent that the Company implements an equal percentage reduction applicable to all executive officers and management personnel; (ii) a material reduction in the Participant’s duties, responsibilities or authority at the Company; provided that this clause (iii) shall only apply in the case of a termination during a Change in Control Period; (iv) a change in the geographic location at which the Participant must perform services which results in an increase in the one-way commute of the Participant by more than 50 miles; or (v) a successor of the Company does not assume this Plan. A resignation for Good Reason will not be deemed to have occurred unless the Participant gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving the Participant’s written notice;

9.16    “Participant” means each individual who has become a Participant and remains a participant pursuant to Section 2 hereof.

9.17    “Severance Multiplier” means 1 times the Participant’s Base Salary for Tier 1 Participants and Tier 2 Participants.

9.18    “Tier 1 Participant” means a Participant determined by the Committee.

9.19    “Tier 2 Participant” means a Participant determined by the Committee.

* * * * *

EXHIBIT A

PARTICIPATION AGREEMENT

PELOTON INTERACTIVE, INC.

SEVERANCE AND CHANGE IN CONTROL PLAN

Peloton Interactive, Inc., a Delaware corporation (the “Company”), pursuant to its Change in Control Severance Plan, as may be amended from time to time (the “Plan”), hereby designates _______________ as a Participant in the Plan at the level indicated below:

☐	Tier 1 Participant

☐	Tier 2 Participant

By his or her signature below, the Participant hereby acknowledges and agrees that:

(i)	The Participant has received and reviewed a copy of the Plan;

(ii)	Any payment or benefit under the Plan shall be subject to the terms and conditions of this Participation Agreement and the Plan;

(iii)	The Participant accepts as binding, conclusive and final all decisions or interpretations of the Board (as defined in the Plan) arising under the Plan;

(iv)

This Participation Agreement, together with the Plan, shall constitute the entire agreement between the Company and the Participant with regard to cash payments, benefits or equity acceleration and extended exercisability. All understandings and agreements preceding the date of execution of this Participation Agreement as they apply to any subject matter other than cash payments, benefits and equity acceleration or exercisability upon a severance or Change in Control shall not be superseded and shall remain fully in effect. All prior understandings and agreements with respect to cash payments, benefits and equity acceleration and exercisability upon a severance or Change in Control shall become null and void except to the extent the Participant and the Company mutually agree otherwise in a written agreement within 30 days of the date below.

PELOTON INTERACTIVE, INC.	PARTICIPANT

By:	By:

Print Name:	Print Name:
Title:	Address:
Date: